Exhibit 99.1

A-Mark Precious Metals Appoints Cary Dickson as Chief Financial Officer

Santa Monica, CA - November 9, 2015 - A-Mark Precious Metals, Inc. (NASDAQ:AMRK), a full-service precious metals trading company and an official distributor for all the major sovereign Mints, has appointed Cary Dickson as chief financial officer, effective November 9, 2015.

“As we continue to expand A-Mark’s services and international footprint, we look to leverage Cary’s proven expertise in finance and global operations,” said the company’s CEO, Greg Roberts. “He not only brings a wealth of capital markets experience, but also possesses a deep understanding of consumer products, which will prove instrumental in our strategic initiatives to drive profitable growth.”

Dickson brings to the position of CFO more than 20 years of experience in the financial industry. He previously held various finance position at Mattel Brands (NASDAQ: MAT), a worldwide leader in the design, manufacture and marketing of toys and family products, including VP of finance and CFO of Mattel Foundation.

Dickson holds a B.S. in marketing from Southern Illinois University and a Masters of Taxation from the University of Denver School of Law. He is a Certified Public Accountant (CPA).

About A-Mark Precious Metals
A-Mark Precious Metals, Inc. is a full-service precious metals trading company and an official distributor for many government mints throughout the world. The company offers gold, silver, platinum and palladium in the form of bars, plates, powder, wafers, grain, ingots and coins. Its Industrial unit services manufacturers and fabricators of products utilizing or incorporating precious metals, while its Coin & Bar unit deals in over 200 coin and bar products in a variety of weights, shapes and sizes for distribution to dealers and other qualified purchasers. The company operates trading centers in Santa Monica, California, and Vienna, Austria, for buying and selling precious metals.

In addition to wholesale and trading activity, A-Mark offers customers a variety of services, including financing, consignment and various customized financial programs. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases bullion products directly from the U.S. Mint for sale to customers. A-Mark also has distributorships with other sovereign mints, including in Australia, Austria, Canada, China, Mexico and South Africa. Customers of A Mark include mints, manufacturers and fabricators, refiners, coin and metal dealers, banks and other financial institutions, jewelers, investors and collectors. For more information about A-Mark Precious Metals, visit www.amark.com.

Through its subsidiary Collateral Finance Corporation, a licensed California Finance Lender, the company offers loans collateralized by numismatic and semi-numismatic coins and bullion to coin and metal dealers, investors and collectors. Through its Transcontinental Depository Services subsidiary, it offers a variety of managed storage options for precious metals products to financial institutions, dealers, investors and collectors around the world. Through its A-M Global Logistic subsidiary, the company offers storage and order fulfillment services to our retail customers.

Company Contact:
Thor Gjerdrum, EVP & COO
A-Mark Precious Metals, Inc.
310-587-1414
thor@amark.com

Investor Relations Contact:
Matt Glover or Michael Koehler
Liolios
949-574-3860
AMRK@liolios.com